Exhibit 8.1

LIST OF SUBSIDIARIES OF ATENTO S.A.

Name	Registered address

Atalaya Luxco Midco, S.à.r.l.	Luxembourg

Atento Luxco 1 S.A.	Luxembourg

Atalaya Luxco 2. S.à.r.l.	Luxembourg

Atalaya Luxco 3. S.à.r.l.	Luxembourg

Atento Argentina. S.A.	Buenos Aires (Argentina)

Global Rossolimo. S.L.U.	Madrid (Spain)

Atento Spain Holdco. S.L.U.	Madrid (Spain)

Atento Spain Holdco 6. S.L.U.	Madrid (Spain)

Atento Spain Holdco 2. S.A.U.	Madrid (Spain)

Atento Teleservicios España. S.A.U.	Madrid (Spain)

Atento Servicios Técnicos y Consultoría S.A.U.	Madrid (Spain)

Atento Impulsa. S.A.U.	Barcelona (Spain)

Atento Servicios Auxiliares de Contact Center. S.A.U.	Madrid (Spain)

Atento Maroc. S.A.	Casablanca (Morocco)

Atento B V.	Amsterdam (Netherlands)

Teleatento del Perú. S.A.C.	Lima (Peru)

Woknal. S.A.	Montevideo (Uruguay)

Atento Colombia. S.A	Bogotá DC (Colombia)

Atento Holding Chile. S.A.	Santiago de Chile (Chile)

Atento Chile. S.A.	Santiago de Chile (Chile)

Atento Educación Limitada	Santiago de Chile (Chile)

Atento Centro de Formación Técnica Limitada	Santiago de Chile (Chile)

Atento Spain Holdco 4. S.A.U	Madrid (Spain)

Atento Brasil. S.A.	São Paulo (Brazil)

Atento Brasil 1 Ltda(4)	São Paulo (Brazil)

Atento Spain Holdco 5. S.L.U	Madrid (Spain)

Atento Ceská Republika, a.s.(5)	Praga (Czeck Republic)

Atento Mexico Holdco S. de R.L. de C.V	Mexico

Atento Puerto Rico. Inc	Guaynabo (Puerto Rico)

Contact US Teleservices Inc	Houston, Texas (USA)

Atento Panamá. S.A	Panama City

Atento Atención y Servicios. S.A. de C.V	Mexico City (Mexico)

Atento Servicios. S.A. de C.V	Mexico City (Mexico)

Atento Centroamérica. S.A	Guatemala (Guatemala)

Atento de Guatemala. S.A	Guatemala (Guatemala)

Atento El Salvador. S.A. de C.V	City of San Salvador (El Salvador)

Atento Nicaragua S.A(6)	Nicaragua

Atento Costa Rica S.A(7)	Costa Rica